EXHIBIT 10.38

ACE Limited

Computation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends

Fiscal year ended December 31	2003	2002	2001	2000	1999

Earnings per Financial Statements	$1,417,482	$76,549	$(146,414)	$542,982	$364,963
Add (deduct):
Provision for income taxes	278,347	(115,688)	(78,674)	93,908	28,684
Fixed charges	205,758	218,494	219,849	242,783	126,138

Earnings for Computations	1,901,587	179,355	(5,239)	879,673	519,785

Fixed Charges
Interest Expense	177,425	193,494	199,182	221,450	105,138
One third of payments under operating leases	28,333	25,000	20,667	21,333	21,000

Total Fixed Charges	205,758	218,494	219,849	242,783	126,138

Ratio of Earnings to Fixed Charges	9.2	(1)	(2)	3.6	4.1

Preferred Share Dividends	36,009	25,662	25,594	18,391	–
Total Fixed Charges and Preferred Share Dividends	$241,767	$244,156	$245,443	$261,174	$126,138

Ratio of Earnings to Fixed Charges and Preferred Share Dividends	7.9	(1)	(2)	3.4	4.1

(1) Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $39 million and combined fixed charges and preferred share dividends by $65 million.

(2) Earnings for the year ended December 31, 2001 were insufficient to cover fixed charges by $225 million and combined fixed charges and preferred share dividends by $225 million.